For the fiscal period ended 12/31/04
File number 811-5186

                                  SUB-ITEM 77-0

                                  EXHIBITS
                                  --------

Transactions Effected Pursuant to Rule 10f-3

I. Name of Fund: American Skandia Trust -- AST Goldman Sachs Mid Cap Growth Portfolio

1.   Name of Issuer:
         Citadel Broadcasting Corporation

2.   Date of Purchase
         02/11/04

3.   Number of Securities Purchased
         663,000

4.   Dollar Amount of Purchase
         $1,259,700

5.   Price Per Unit
         $19.00

6.   Name(s) of Underwriter(s) or Dealer(s)
     From whom Purchased
         Credit Suisse First Boston

7.   Other Members of the Underwriting Syndicate
         See Exhibit A

EXHIBIT A
---------

UNDERWRITER
-----------

Credit Suisse First Boston
Goldman Sachs
Deutsche Bank Securities
Merrill Lynch & Co.
Bear Stearns
JP Morgan
UBS Investment
Wachovia Securities